                                                             Part C Exhibit 24.9

                       TRANSFER AGENT SERVICES AGREEMENT

     TRANSFER AGENT SERVICES AGREEMENT, dated as of February 28, 1997 (this "Agreement"), by and between THE GOVETT FUNDS, INC. (the "Corporation"),
----------                                                -----------
operating as an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and duly organized and existing under the
                          --------
laws of the State of Maryland, and FPS SERVICES, INC. ("FPS"), a corporation
                                                        ---
duly organized and existing under the laws of the Commonwealth of Pennsylvania (collectively, the "Parties").
                    -------

                                WITNESSETH THAT:

     WHEREAS, the Corporation is authorized by its Articles of Amendment and Restatement, as amended, to issue separate series of shares representing interests in separate investment portfolios (each a "Fund"), which Funds are
                                                     ----
identified on Schedule A attached hereto;
              ----------

     WHEREAS, the Corporation desires to retain FPS to perform share transfer agency, registrar and dividend and distribution disbursing services as set forth in this Agreement and in Schedule B attached hereto, and to perform certain
                         ----------
other functions in connection with these duties; and

     WHEREAS, FPS is willing to serve in such capacity and perform such functions upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Appointment.
     -----------

     (a) The Corporation hereby appoints FPS as transfer agent, registrar, and dividend and distribution disbursing agent for the shares of each Fund of the Corporation's common stock, including all outstanding classes thereof (the "Shares"), and as shareholders' agent for the Corporation, each to take effect
-------
on the Term Date, as hereinafter defined, and FPS hereby accepts such appointment and shall act as such and perform its obligations thereof upon the terms and conditions hereinafter set forth and in accordance with the principles of principal and agent as enunciated by applicable common law.

     (b) FPS represents and warrants to the Corporation that it is registered with the Securities and Exchange Commission as a transfer agent as required under Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and FPS covenants that it will remain so registered for the
-------------
term of this Agreement.

2.   Definitions.
     -----------

     The terms defined in this Section, wherever used in this Agreement or in any amendment or supplement hereto, shall have the meanings herein specified unless the context otherwise requires.

     Authorized Person shall mean any officer of the Corporation or any other person duly authorized by the Corporation's Board of Directors, as certified by the Secretary or Assistant Secretary of the Corporation, to give Oral Instructions or Written Instructions on behalf of the Corporation.

     Distributor shall mean FPS Broker Services, Inc. or any other distributor or underwriter authorized by the Corporation and after notice of such authorization has been duly communicated to FPS.

     Oral Instruction shall mean oral instructions actually received by FPS from an Authorized Person or from a person reasonably believed by FPS to be an Authorized Person.

     Share Certificates shall mean the certificates representing Shares held by the Stockholders whose name or names appears thereon.

     Signature Guarantee shall mean the guarantee of signatures by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act. Signature guarantees will be accepted from any eligible guarantor institution which participates in a signature guarantee program.

     Stockholders shall mean the registered owners of the Shares.

     Term Date shall mean May 1, 1997 or such earlier date as the Parties may agree.

     Written Instruction shall mean written instructions delivered by hand, mail, cable, email, telex or facsimile signed by an Authorized Person and received by FPS.

3.   Instructions.
     ------------

     (a) Unless otherwise provided in this Agreement, FPS shall act only upon Oral or Written Instructions, and FPS may rely upon any Oral or Written Instruction actually received by FPS; provided, that in the case of Oral Instructions, such instructions must reasonably appear to have come from an Authorized Person.

     (b) The Corporation shall forward to FPS Written Instructions confirming Oral Instructions in such a manner that the Written Instructions are received by FPS by the close of business of the next business day that such Oral Instructions are given to FPS.

4.   Conversion of Stockholder Records.
     ---------------------------------

     (a) The Corporation shall provide FPS at or shortly after the execution of this Agreement any media and other documentation necessary for FPS to recreate the records of the Corporation related to Shares and the Stockholders into a format acceptable for FPS to perform its functions hereunder. Any such media and other documentation shall remain the property of the Corporation.

     (b) The Corporation shall notify FPS of any inaccuracy, omission, discrepancy or other deficiency in such records as described in subsection (a) above of which it has knowledge. To the extent that any such inaccuracy, omission, discrepancy or other deficiency in such records is disclosed to FPS, or FPS knows or should know of any other inaccuracy, omission, discrepancy or other deficiency in such records, FPS shall use its best efforts to correct such error. The Corporation shall provide FPS with such assistance as FPS may reasonably request to correct any deficiency.

5.    Issuance/Redemption of Shares.
      -----------------------------

     In the absence of Written Instructions to the contrary, FPS is authorized to take the following actions:

     (a) FPS shall process each day all purchase orders received from the Corporation, the Distributor and prospective shareholders for the purchase Shares (provided FPS has received sufficient information to enable FPS to establish a shareholder account or to issue Shares to an existing shareholder account) prior to the daily determination of net asset value by the Corporation or its pricing agent and in accordance with each Fund's then-effective prospectus and statement of additional information.

          (i) FPS shall calculate daily as of the time when the net asset value for such Shares is determined, the amount available for investment in Shares, the number of Shares and fractional Shares to be purchased and the net asset value to be deposited with the Corporation's custodian bank (the "Custodian"). FPS shall confirm such number to the Corporation in writing.
      ---------

          (ii) FPS, having made the calculations provided for above, shall thereupon pay over the net asset value of Shares purchased to the Custodian. The proper number of Shares and fractional Shares shall then be issued daily and credited by FPS to the Stockholder's registration records. The Shares and fractional Shares purchased for each Stockholder will be credited by FPS to that Stockholder's separate account. FPS shall mail to each Stockholder a confirmation of each purchase, with copies to the Corporation, if requested. Such confirmations will show the prior Share balance, the new Share balance, the amount invested and the price paid for the newly purchased Shares.

          (iii) At or prior to the Term Date, the Corporation will provide FPS with a certificate signed by an authorized Person identifying the number of authorized Shares and the number of Shares registered under the Securities Act of 1933, as amended (the "Securities Act"), or whether the Corporation
                                   --------------
     has made a declaration under Rule 24f-2 under the 1940 Act. The Corporation covenants that it will notify FPS promptly of any change in the number of authorized or registered Shares or termination in the Corporation's declaration under Rule 24f-2.

     (b) FPS shall process each day all instructions from Stockholders or the Corporation for the redemption or transfer of Shares held by such Stockholders prior to the daily determination of net asset value in accordance with each Fund's then-effective prospectus and statement of additional information, and FPS shall determine the number of Shares required to be redeemed or transferred to make monthly payments, automatic payments as well as any other specialized services.

          (i) Upon receipt by FPS of the applicable net asset value from the Corporation's pricing agent, FPS shall advise the Corporation of the total number of Shares available for redemption and the number of Shares and fractional Shares requested to be redeemed. FPS shall furnish the Corporation with an appropriate written confirmation of all redemptions and transfers, and process all redemptions and transfers, by filing with the Custodian an appropriate statement and making the proper distribution and application of the redemption proceeds in accordance with the Corporation's charter, by-laws and prospectus relating to such Shares then in effect.
     The Corporation's stock registry books recording outstanding Shares, the Stockholders' registration records and the individual accounts of the Stockholders shall be properly debited.

          (ii) The proceeds of any redemption shall be remitted by FPS by check mailed to the Stockholder at the Stockholder's registered address or wired to an authorized bank account in accordance with the Corporation's charter, by-laws and prospectus relating to such Shares then in effect.

          (iii) For the purposes of redemption of Shares that have been purchased within 15 days of a redemption request, FPS shall comply with such requests only as provided in the then-effective prospectus and statement of additional information pertaining to such Shares or pursuant to Written Instructions which the Corporation may from time to time provide.

     (c) Where a Stockholder does not hold a Share Certificate in its account but provides FPS with instructions for the transfer of such Shares, which include a signature guarantee pursuant to Rule 17Ad-15 under the Exchange Act and such other documentation to permit a transfer, FPS shall register such Shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the Securities Act, the Exchange Act, the 1940 Act and the rules and regulations promulgated thereunder, and the laws of the State of Maryland relating to the transfer of shares of common stock.

     (d) FPS will issue Share Certificates for Shares of any Fund only upon receipt of a written request from a Stockholder of record. In all other cases, FPS shall issue such Shares in uncertificated form and shall note on the Corporation's stock registry that such Shares and any fraction thereof have been issued in uncertificated form. In the event a Stockholder of uncertificated Shares instructs FPS to transfer or redeem some or all of such Shares, FPS is not required to issue Share Certificates for transfer or redemption purposes, and FPS may process such transfers and redemptions by appropriate entries in its Stockholder records.

     (e) If FPS has been properly requested to issue Share Certificates, the following provisions will apply:

          (i) The Corporation shall furnish to FPS blank Share Certificates as FPS may reasonably request. Such blank Share Certificates shall be executed manually or by facsimile signature of the officer or officers of the Corporation authorized by law or the charter or by-laws of the Corporation to execute Share Certificates and, if required, shall bear the corporate seal or a facsimile thereof.

          (ii) In the event any officer of the Corporation who shall have signed manually or whose facsimile signature shall have been affixed to blank Share Certificates shall die, resign or be removed prior to the issuance of such Share Certificates, FPS may issue or register such Share Certificates as the Share Certificates of the Corporation notwithstanding such death, registration or removal; and the Corporation shall file promptly with FPS such approval, adoption or ratification as may be required by law.

          (iii) In the case of the loss or destruction of any Share Certificate, no new certificate shall be issued in lieu thereof unless there shall first have been furnished an appropriate bond of indemnity issued by a surety company approved by the Corporation.

          (iv) Upon receipt of Share Certificates, which shall be in proper form of transfer, together with the Stockholder's instructions to hold such Share Certificates for safekeeping, FPS shall reduce such Shares to uncertificated status while retaining the appropriate registration in the name of the Stockholder on the Corporation's stock registry.

          (v) When the U.S. Postal Service is used for delivery of Share Certificates, FPS shall forward Share Certificates in "non-negotiable" form by first-class mail, and Share Certificates in "negotiable" form by registered mail, all mail deliveries to be covered while in transit to the addressee by insurance arranged for by FPS.

     (f) With respect to confirmed trades received by FPS from a registered representative of an NASD member, FPS shall periodically notify the Corporation of the current status of outstanding confirmed trades. FPS is authorized to cancel confirmed trades which have been outstanding for at least thirty (30) days. Upon such cancellation, FPS shall instruct the Corporation's accounting agent to adjust the books of the Corporation accordingly.

6.   Dividends and Distributions.
     ---------------------------

     (a) The Corporation shall notify FPS of the date of each dividend declaration or capital gains distribution. In addition, the Corporation shall provide to FPS [five (5)] business days' prior written notice of the record date for determining the Stockholders entitled to payment. The per share payment amount of any dividend or capital gain shall be determined by the Corporation and communicated to FPS.

     (b) On or before each dividend or distribution payment date, the Corporation will notify FPS of the total amount of the dividend or distribution currently payable. FPS will, on the designated payment date and after deducting any amount required to be withheld by any applicable tax law, rule or regulation or other applicable law, rule or regulation, automatically reinvest all dividends in additional Shares, except in cases where Stockholders have elected to receive dividends or distributions in cash, in which case FPS will mail distribution checks to the Stockholders for the proper amounts payable to them from monies transferred by the Custodian to FPS for that purpose.

     (c) FPS shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address to Stockholders, such returns and information relating to dividends and distributions paid by the Corporation as are required to be so prepared, filed and mailed by applicable law, rule or regulation, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Corporation, FPS shall mail certain requests for Stockholder certifications and shall pay from amounts withheld pursuant to subsection (b) above any tax to be withheld on dividends and distributions paid by the Corporation, all as required by Federal income tax laws, rules and regulations.

7.   Stock Registry/Maintenance and Inspection of Records.
     ----------------------------------------------------

     (a) FPS will maintain stock registry records in the usual form in which it will note the issuance, transfer and redemption of Shares. FPS is responsible to provide reports of Share purchases, redemptions and total Shares outstanding on the next business day after each net asset valuation. FPS is authorized to keep records, which will be part of the stock transfer records, in which it will note the names and registered addresses of Stockholders and the number of Shares and fractions thereof owned by each of them.

     (b) FPS will keep and maintain on behalf of the Corporation all other books and records which the Corporation is required to keep pursuant to all applicable statutes, rules and regulations, including Rules 31a-1 and 31a-2 promulgated under the 1940 Act. All such books and records prepared by FPS pursuant to this Agreement will be the property of the Corporation. FPS will keep confidential all books and records and other information relative to the Corporation and its shareholders, and will treat such information as the proprietary information of the Corporation.

     (c) FPS will furnish to the Corporation, the Corporation's auditors and agents within a reasonable time such reports as the Corporation may reasonably request.

     (d) In the event FPS or any of its directors, officers or employees receives any request or demand for the inspection of the Share records of the Corporation which FPS maintains pursuant to this Agreement, FPS shall use its best efforts to notify the Corporation and to secure instructions to permit or refuse such inspection. FPS may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held criminally liable for failure to do so.

8.   Additional Duties of FPS.
     ------------------------

     In addition to the duties and functions above-mentioned, FPS will perform the usual duties and functions of a stock transfer agent, service agent in connection with dividends and distributions and service agent for performing Stockholder account functions in connection with the issuance, transfer and redemption or repurchase of Shares, as set forth in Schedule B attached hereto,
                                                    ----------
for an open-end management investment company registered under the 1940 Act which has issued shares of its common stock in multiple series. FPS shall maintain and reconcile all operating bank accounts necessary to facilitate all such agency processes, including, but not limited to, distribution disbursements, redemptions and payment clearance accounts.

9.   Fees.
     ----

     (a) The Corporation shall pay FPS compensation for its services at the rates and amounts as set forth in Schedule C attached. Compensation for
                                  ----------
additional services will be determined as agreed between the Parties. Compensation rates will be constant for the initial 2-year term and may be increased each year thereafter if there is, and up to the amount of, any increase in the Consumer Price Index, or any other index to which the Company and FPS may agree, for the immediately preceding 12-month period.

     (b) The Corporation will reimburse FPS for any reasonable out-of-pocket expense paid by FPS on behalf of the Corporation; provided, however, that FPS will not be reimbursed for any expense it incurs for hiring additional personnel or in performing the activities of a transfer agent, registrar and dividend and disbursing agent. In order to receive reimbursement under this Section 9(b), FPS must submit an invoice to the Corporation within ten (10) days from the end of each month for any expense paid during the previous month, which shall specify the amount of the expense and a reasonable description thereof. If the expense and amount are reasonable, the Corporation will pay such amount within ten (10) days from the date of receipt of the invoice.

     (c) FPS will incur the costs of converting into its own format the Corporation's Stockholder records and records relating to the issuance of all classes of Shares pursuant to Section 4 of this Agreement.

10.  Exchange Closure.
     ----------------

     Nothing contained in this Agreement is intended to or shall require FPS in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the New York Stock Exchange is open.

11.  Standard of Performance/Limits of Liability/Indemnification.
     -----------------------------------------------------------

     (a) FPS will use its best efforts to ensure the accuracy and adequacy of all services performed under this Agreement. The standards for such accuracy and adequacy will be determined by the Parties and included as schedules to this Agreement.

     (b) FPS will not be liable to the Corporation for any action taken or omitted by FPS in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties.

     (c) FPS will indemnify and hold harmless the Corporation, its directors, officers, employees, shareholders and agents from and against all claims, demands, expenses and liabilities as a result of any action taken or omitted to be taken by FPS if FPS acts with willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties. The Corporation will indemnify and hold harmless FPS, its directors, officers, employees, shareholders and agents from and against all claims, demands, expenses and liabilities as a result of any action taken or omitted to be taken by FPS in good faith and, if applicable, in reliance on certain documents believed by FPS to be genuine; provided that the Corporation will not be obligated to indemnify FPS if FPS has acted with willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties; and provided, further, that the Corporation shall not be obligated to indemnify FPS under this Section 11(c) for any penalty, interest, fee or cost for which the Corporation may be obligated to pay FPS pursuant to the Money Market Sub-Accounting Agreement between the parties hereto.

     (d) If a claim is made against FPS as to which FPS may seek indemnity under this Section, FPS shall notify the Corporation promptly after any assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Corporation promptly of any action commenced against FPS within five (5) days after FPS shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim.

Failure to so notify the Corporation shall not, however, relieve the Corporation from any liability which it may have on account of the indemnity under this
Section 11 if the Corporation has not been prejudiced in any material respect by such failure.

     (e) The Corporation shall control, and FPS shall cooperate fully in the defense of, any action, suit or proceeding in which FPS is involved and for which indemnity is being provided by the Corporation to FPS. The Corporation may negotiate the settlement of any action, suit or proceeding; provided, however, if any such settlement requires a monetary payment by FPS to extinguish any such action, suit or proceeding, such settlement shall be subject to the approval of FPS, which shall not be unreasonably withheld.

     (f) FPS shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by FPS unless: (1) FPS has received an opinion of counsel stating that counsel chosen by the Corporation has or would have a conflict of interest with the Corporation and FPS; (2) the defendants in, or targets of, any such action or proceeding include both FPS and the Corporation, and legal counsel to FPS shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those defenses available to the Corporation or which may be adverse to or inconsistent with defenses available to the Corporation (in which case the Corporation shall not have the right to direct the defense of such action on behalf of FPS); or (3) the Corporation shall authorize FPS to employ separate counsel at the expense of the Corporation.

     (g) Notwithstanding anything to the contrary herein, it is understood that the Corporation shall not, in connection with any action, suit or proceeding or related action, suite or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.

     (h) The terms of this Section 11 shall survive the termination of this Agreement.

12.  "As of" Transactions.
      -------------------

     (a) FPS shall implement a system to identify all share transactions that involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon each Fund of such transactions so identified on a daily and cumulative basis.

     (b) For all such transactions described in subsection (a) of this Section 12 which have been necessitated by the error or delay of FPS, FPS Broker Services, Inc. or both:

          (i) If upon any day the cumulative net effect of such transactions upon any one Fund is negative and exceeds a dollar amount equivalent to 1/2 of 1 cent per share, FPS shall promptly make a payment to such Fund in cash or through the use of a credit, in the manner described in subsection (b)(iii), in such amount as may be necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per share.

          (ii) If on the last business day of any month the cumulative net effect upon any Fund (adjusted by the amount of all prior payments and credits by FPS and the Fund) is negative, the Corporation shall be entitled to a reduction in the fee next payable under this Agreement by an equivalent amount, except as provided in subsection (b)(iii). If on the last business day in any month the cumulative net effect upon any Fund (adjusted by the amount of all prior payments and credits by FPS and the Fund) is positive, FPS shall be entitled to recover certain past payments and reductions in fees, and to a credit against all future payments and fee reductions that may be required under this Agreement as herein described in subsection (b)(iii).

          (iii) At the end of each month, any positive cumulative net effect upon any Fund shall be deemed to be a credit to FPS which shall first be applied to permit FPS to recover any prior cash payment and fee reduction made by it to such Fund under subsections (b)(i) and (b)(ii) above during the calendar year, by increasing the amount of the monthly fee under the Agreement next payable in an amount equal to prior payments and fee reductions made by FPS during such calendar year, but not exceeding the sum of that month's credit and credits arising in prior months during such calendar year to the extent such prior credits have not previously been utilized as contemplated by this subsection (b). Any portion of a credit to FPS not so used by it shall remain as a credit to be used as payment against the amount of any future negative cumulative net effect that would otherwise require a cash payment or fee reduction to be made to such Fund pursuant to subsections (b)(i) and (b)(ii) above (regardless of whether or not the credit or any portion thereof arose in the same calendar year as that in which the negative cumulative net effects or any portion thereof arose).

          (iv) In the event that this Agreement is terminated, the Corporation promptly will pay to FPS an amount in cash equal to the amount by which the cumulative net effect upon any Fund is positive or, if the cumulative net effect upon any Fund is negative, FPS shall promptly pay to the Corporation an amount in cash equal to the amount of such cumulative net effect.

     (c) FPS shall supply to the Corporation from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to subsection (a) of this Section 12, and the daily and cumulative net effects of such transactions, and shall advise the Corporation at the end of each month of the net cumulative effect at such time. FPS shall promptly advise the Corporation if at any time the cumulative net effect to any Fund exceeds a dollar amount equivalent to 1/2 of 1 cent per share.

13.  Term.
     ----

     (a) The term of this Agreement shall be for a period of two (2) years commencing on the Term Date and shall continue thereafter subject to notice of termination by either Party as set forth below.

     (b) After the initial term of this Agreement, the Corporation or FPS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred twenty (120) days after the date of receipt of such notice. Upon the effective termination date, the Corporation shall pay to FPS such compensation as may be due as of the date of termination and shall likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred by FPS up to such date.

     (c) If a successor to any of FPS's duties or responsibilities under this Agreement is designated by the Corporation by written notice to FPS in connection with the termination of this Agreement, FPS shall promptly, upon such termination and at the expense of the Corporation, transfer all required records which are the property of the Corporation and shall cooperate in the transfer of such records, and its duties and responsibilities under the Agreement.

14.  Notices.
     -------

     Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

If to the Corporation:              If to FPS:
---------------------               ---------

The Govett Funds, Inc.              FPS Services, Inc.
250 Montgomery Street               3200 Horizon Drive
San Francisco, CA  94104            Post Office Box 61503
Attention:  Colin J. Kreidewolf     King of Prussia, PA  19406-0903
  Vice President/Treasurer          Attention: Kenneth J. Kempf, President

15.  Amendments.
     ----------

     This Agreement may be amended from time to time by a supplemental agreement executed by the Corporation and FPS; provided, however, that Schedule A to this
                                                             ----------
Agreement may be amended by the Corporation, in its sole discretion, by notice to FPS.

16.  Authority to Execute.
     --------------------

     The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party.

17.  Copies.
     ------

     This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

18.  Assignment.
     ----------

     This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Corporation without the written consent of FPS or by FPS without the written consent of the Corporation, authorized or approved by a resolution of their respective Boards of Directors.

19.  Governing Law.
     -------------

     This Agreement shall be governed by the laws of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

20.  Severability.
     ------------

     If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.

                  [remainder of page intentionally left blank]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.


                                  FPS SERVICES, INC.


                                  By: _______________________________
                                      Title:


                                  THE GOVETT FUNDS, INC.


                                  By: _______________________________
                                      Title:

                                   SCHEDULE A

                            Identification of Funds
                            -----------------------

     Identified below are the separate Funds of the Corporation, each representing interests in separate investment portfolios, and classes of Shares of such Funds:

          Funds                                    Classes
          -----                                    -------

          Govett International Equity Fund         A,B,C
          Govett Emerging Markets Fund             A,B,C
          Govett Smaller Companies Fund            A,B,C
          Govett Pacific Strategy Fund             A,B,C
          Govett Latin America Fund                A,B,C
          Govett Global Income Fund                A,B,C

                                   SCHEDULE B

                      Transfer Agent/Stockholder Services
                      -----------------------------------

     The share transfer agency, registrar, redemption and dividend and distribution services that FPS performs under this Agreement include the following:

I - Stockholder File Services
-----------------------------

     1. Establish new accounts and enter demographic data into Stockholder base. Includes in-house processing and NSCC - Fund/SERV - Networking transmissions.

     2. Create Customer Information File (CIF) to link accounts within the Fund and across funds within Fund Group. Facilitates account maintenance, lead tracking, quality control, household mailings and combined statements.

     3. 100% quality control of new account information including verification of initial investment.

    *4. Systematic linkage of Stockholder accounts with exact matches on SSN and address for the purpose of consolidated account history reporting. Periodic production of laser printed combined statements.

    *5. Production of household mailing labels which enable the Fund to do special mailings to each address in the Fund Group rather than each account.

     6. Maintain account and customer file records, based on Stockholder request and routine quality review.

     7. Maintain tax ID certification and NRA records for each account, including backup withholding.

     8.   Provide written confirmation of address changes.

     9. Produce Stockholder statements for daily activity, dividends, on-request, third party and periodic mailings.

    *10. Produce Stockholder lists, labels and ad hoc reports to Fund management as requested.
___________

* A separate fee will apply for these services

    11. Establish and maintain dealer file by fund group, including dealer, branch, representative member and name.

    12. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

    13. Image all applications, account documents, data changes, correspondence, monetary transactions, and other pertinent Stockholder documents.

II - Stockholder Services
-------------------------

     1. Provide quality service through a staff of highly trained NASD licensed customer service personnel, including phone, research and correspondence representatives.

     2. Answer Stockholder calls: provide routine account information, transaction details including direct and wire purchases, redemptions, exchanges systematic withdraws, pre-authorized drafts, FundSERV and wire order trades, problem solving and process telephone transactions.

     3. Silent monitoring of telephone representative calls by the phone supervisor during live conversations to ensure exceptional customer service.

     4. Record and maintain tape recordings of all Stockholder calls for a six-month period.

     5. Phone Supervisor produces daily management reports of Stockholder calls, which include tracking volumes, call lengths, average wait time and abandoned call rates to ensure quality service.

     6. Provide quality assurance of phone routing by the unit Assistant phone Supervisor through verification of the Rolm in-house computer terminal linkage.

     7. Phone representatives are throughly trained through in-house training programs on the techniques of providing exceptional customer service.

     8. Customer inquiries received by letter or telephone are researched by an experienced correspondence team. These inquiries include such items as, account/customer file information, complete historical account information, stop payments on checks, transaction details and lost certificates.

     9. Provide written correspondence in response to Stockholder inquiries and request through the CORRO Letter Writer system and our in-house letter processing programs. Provide written requests for informational purposes (e.g., received unclear Stockholder instructions). Whenever possible, unclear Stockholder instructional letters are handled by a phone call to the Stockholder from our phone representatives to avoid delay in processing of the request.

III - Investment Processing
---------------------------

     1. Establish and maintain Rights of Accumulation and Letter of Intent files.

     2.   Initial investment (checks or Fed wires).

     3. Subsequent investments (checks or Fed wires) processed through lock box.

     4.   Pre-authorized investments (PAD) through ACH system.

     5.   Government allotments through ACH system.

    *6.   Wire order and NSCC - Fund/SERV trades.

     7.   Prepare and process daily bank deposit of Stockholder investments.

IV - Redemption Processing
--------------------------

     1.   Process letter redemption requests.

     2.   Process telephone redemption transactions.

     3. Establish Systematic Withdrawal file and process automated transactions on monthly basis.

     4. If requested by the Funds, issue checkbooks and process checkbook redemption through agent bank.

    *5.   Provide wire order and NSCC - Fund/SERV trade processing.

     6. Redemption proceeds distributed to Stockholder by check, Fed wire or ACH processing.

V - Exchange & Transfer Processing
----------------------------------

     1.   Process legal transfer.

     2.   Process ACATS transfers.

     3.   Issue and cancel certificates.

     4. Replace certificates through surety bonds (separate charge to Stockholders).

     5.   Process exchange transactions (letter and telephone requests).

VI - Retirement Plan Services
-----------------------------

     1. Fund sponsored IRAs offered using Semper Trust Company as custodian. Services include:

          a.   Contribution processing
          b.   Distribution processing
          c.   Apply rollover transactions
          d.   Process Transfer of Assets
          e.   Letters of Acceptance to prior custodians
          f.   Notify IRA holders of 70  1/2 requirements
          g.   Calculate Required Minimum Distributions (RMD)
          h.   Maintain beneficiary information file
          i.   Solicit birth date information

     2. Fund sponsored SEP-IRA plans offered using Semper Trust Company as custodian. Services include those listed under IRAs and identification of employer contributions.

     3.   Fund sponsored Qualified plans offered:

          a.   Plan document available
          b.   Omnibus/master account processing only
          c.   Produce annual statements
          d.   Process contributions
          e.   Process distributions
          f.   Process rollover and Transfer of Assets transactions

VII - Commission Processing
---------------------------

     1. Settlement and payment of dealer commissions as agreed among the Funds and FPS.

     2. Settlement and payment of Distributor/Underwriter fees as agreed among the Funds and FPS.

     3. Settlement and payment of CDSC fees on the 1st of each month for back end load funds.

VIII - Settlement & Control
---------------------------

     1. Daily review of processed Stockholder transactions to assure input was processed correctly. Accurate trade activity figures passed to Funds' Accounting Agent by 11:00 am EST or as agreed by the Parties.

     2. Preparation of daily cash movement sheets to be passed to Fund's Accounting Agent and Custodian Bank by 10:00 am EST, or as agreed by the Parties, for use in determining Funds' daily cash availability.

     3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Fund.

     4. Resolve any outstanding share or cash issues that are not cleared by trade date +2.

     5. Process Stockholder adjustments to include also the proper notification of any booking entries needed, as well as any necessary cash movement.

     6. Settlement and review of each Fund's declared dividends and capital gains to include the following:

          a.   Review record date report for accuracy of shares.
          b. Preparation of dividend settlement report after dividend is posted. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly.
          c.   Distribute copies to the Funds' Accounting Agent.
          d.   Preparation of the checks prior to being mailed.
          e.   Sending of any dividends via wires if requested
          f. Preparation of cash movement sheets for the cash portion of the dividend payout on payable date.

     7. Placement of stop payments on dividends and liquidation checks as well as the issuance of their replacements.

     8. Maintain inventory control for stock certificates and dividend check forms.

     9. Aggregate tax filings for all FPS clients. Monthly deposits to the IRS of all taxes withheld from Stockholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

    10.   Timely settlement and cash movement for all NSCC/FundSERV activity.

IX. - Year End Processing
-------------------------

     1. Maintain Stockholder records in accordance with IRS notices for under-reporting and invalid tax IDs. This includes initiating 31% backup withholding and notifying Stockholders of their tax status and the corrective action which is needed.

     2. Conduct annual W-9 solicitation of all uncertified accounts. Update account tax status to reflect backup withholding or certified status depending upon responses.

     3. Conduct periodic W-8 solicitation of all non-resident alien Stockholder accounts. Update account tax status with updated Stockholder information and treaty rates for NRA tax.

     4. Review IRS Revenue Procedures for changes in transaction and distribution reporting and specifications for the production of forms to ensure compliance.

     5. Coordinate year-end activity with Funds. Activities include producing year end statements, scheduling record dates for year end dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

     6. Distribute dividend letter to Funds for them to sign off on all distributions paid year to date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

     7. Coordinate the ordering of form stock envelopes from vendor in preparation of tax reporting. Review against IRS requirements to ensure accuracy. Upon receipt of forms and envelopes allocate space for storage.

     8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year end statements and tax forms.

     9. Match and settle tax reporting totals to fund records and on-line data from Investar.

    10. Produce and mail forms 1099R, 1099B, 1099Div, 5498, 1042S and year end valuations. Quality assure forms before mailing to Stockholders.

    11. Monitor IRS deadlines and special events such as cross over dividends and prior year IRA contributions.

    12. Prepare IRS magnetic tapes and appropriate forms for the filing of all reportable activity to the Internal Revenue Service.

X. - Client Services
--------------------

     1. An Account Manager is assigned to each relationship. The Account Manager acts as the liaison between the Funds and the Transfer Agency staff. Responsibilities include scheduling of events, system enhancement implementation, special promotion/event implementation and follow-up, and constant Funds interaction on daily operational issues.

          Specifically:

          a. Scheduling of dividends, proxies, report mailings and special mailings.
          b. Coordinate with the Funds shipment of materials for scheduled meetings, including semi-annual shareholders reports, tax forms, prospectus updates, etc.
          c. Liaison between the Funds and support services for preparation of proofs and eventual printing of statement forms, certificates, proxy cards, envelopes, etc.
          d. Handle all notification to the client regarding proxy tabulation through the meeting. Coordinate schedule of materials, including voted cards, tabulation letters, and stockholder list to be available for the meeting.
          e. Order special reports, tapes, discs for special systems requests received.
          f. Implement new operation procedures, e.g. check writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions, etc.
          g. Coordinate with systems, services and operations, special events, e.g., mergers, new fund start ups, household mailings, additional mail files.
          h. Prepare standard operating procedures and review prospectuses for new start up funds and our current client base. Coordinate implementation of suggested changes with the Funds.
          i. Liaison between the Funds and the Transfer Agency staff regarding all service and operational issues.

     2.   Proxy Processing (Currently one free per year)

          a.   Coordinate printing of cards with vendor.
          b. Coordinate mailing of cards with Account Manager and mailroom. Tabulation of returned cards.
          c. Provide daily report totals to Account Manager for client notification.
          d.   Preparation of affidavit of mailing documents.
          e.   Provide one Stockholder list.

          f.   Prepare final tabulation letter.

     3.   Blue Sky Processing

               Produce and maintain file for use with Price Waterhouse Blue Sky Compliance Support System.

                                 DAILY REPORTS
                                 -------------

     REPORT NUMBER                  REPORT DESCRIPTION
     -------------                  ------------------

          --                             Daily Activity Register
          024                            Tax Reporting Proof
          051                            Cash Receipts and Disbursement Proof
          053                            Daily Share Proof
          091                            Daily Gain/Loss Report
          104                            Maintenance Register
          044                            Transfer/Certificate Register
          056                            Blue Sky Warning Report


                                MONTHLY REPORTS
                                ---------------

REPORT DESCRIPTION
------------------

Blue Sky
Certificate Listing
State Sales and Redemption
Monthly Statistical Report
Account Demographic Analysis
MTD Sales - Demographics by Account Group
Account Analysis by Type

                                   SCHEDULE C

                    Transfer Agency and Stockholder Services
                    ----------------------------------------

     Pursuant to Section 9 of this Agreement, the fees for the services to be provided to FPS are as follows:

     Transfer Agent And Stockholder Services - Account Maintenance Fee
     -----------------------------------------------------------------

          First 50,000 accounts - $16.00 per account per year
          Next 50,000 accounts - $14.50 per account per year
          Over 100,000 accounts - $12.00 per account per year

          $3.00 per closed account per year

          A fee of $4.75 per new account will be assessed for each new account over 6,000 accounts opened in a month.

          Minimum annual fee prorated monthly - $500,000 across all portfolios and current classes.

          The number of "Accounts" as used in calculating the fees payable pursuant to this Schedule C, shall be in any one month, the daily
                           ----------
          average number of accounts.

     IRAs, 403(b) Plans, Defined Contributions/benefit Plans
     -------------------------------------------------------

          Annual Maintenance Fee - $15.00 per account per year
          (Normally charged to participants)

     Conversion Transfer Agency Records
     ----------------------------------

          This would include Project Management, Systems and Transfer Agency staff support, SunGard costs to convert dealer shareholder and certificate files to convert year to date history.

          On the signing of a three year contract, we will waive these costs. Our estimate of the costs of a conversion of this type, based on our experience is $150,000.